ACTUANT ANNOUNCES NON-CASH IMPAIRMENT CHARGE

MILWAUKEE, September 18, 2012 -- Actuant Corporation (NYSE:ATU) today announced that it expects to report a non-cash pre-tax asset impairment charge of approximately $60 million in its fourth quarter operating results.  The Company has determined that an impairment of Mastervolt goodwill and intangible assets exists due to business underperformance since its acquisition, reduced long term Mastervolt profit and cash flow expectations as well as weaker economic and credit conditions in Europe.  While the Company believes the solar industry will continue to grow globally, it has reduced its long term profitability expectations for Mastervolt.

Actuant will report its fourth quarter and full year 2012 results on September 27. Excluding the impairment charge, fourth quarter results are expected to be in the upper half of the previous guidance ranges. A more comprehensive review of fourth quarter and full year 2012 results will be discussed in the Company's fourth quarter earnings release and conference call scheduled for September 27, 2012.

About Actuant
Actuant Corporation is a diversified industrial company with operations in more than 30 countries.  The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic and electrical tools and supplies; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin.  Actuant trades on the NYSE under the symbol ATU.  For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

Safe Harbor
Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk.  See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.